EXHIBIT 10.1

DISTRIBUTION AGREEMENT

This AGREEMENT is made as of October 27th, 2025, by and between Natureslife CBD s.r.o , having its business address at Nové sady 988/2, Staré Brno. 602 OO Brno Czech Republic (hereinafter referred to as “NL”) and RWB Health Inc. having its business address at 112 N. Curry St, Carson City Nevada 89703 (hereinafter referred to as “DISTRIBUTOR”).

W I T N E S S E T H

WHEREAS, NL is the producer of certain CBD products, and more particularly identified on the price list attached hereto, and made a part hereof, as schedule A (hereinafter referred to as the “Products”);

WHEREAS, DISTRIBUTOR desires to secure from NL, and NL is willing to grant to DISTRIBUTOR, the exclusive right to sell and distribute NL’S Products in the America’s specifically the United States of America, Canada and Mexico (hereinafter referred to as the “Territory”).

NL also grants the DISTRIBUTOR non-exclusive rights to sell NL products globally but NL reserves the future right to exclude certain countries under the non-exclusive arrangement with 90 days notice.

NOW THEREFORE, it is mutually agreed as follows:

1. EXCLUSIVE: NL hereby appoints DISTRIBUTOR as an exclusive DISTRIBUTOR for the term of this Agreement for the sale and distribution of the Products in and throughout the Territory. DISTRIBUTOR will maintain, or cause to be maintained, a sales staff for the distribution of products handled by DISTRIBUTOR, including the Products, and DISTRIBUTOR shall use its best efforts to promote the sale and distribution of NL’S Products.

2. PRICING: The parties agree to the pricing that is set forth in Schedule A. NL and DISTRIBUTOR shall negotiate any price increases for the Products at least 30 (thirty) days prior to the effective date of any such increase. DISTRIBUTOR shall have the right to order the Products at the current price prior to any increase. The price to DISTRIBUTOR is shown in Schedule A Master DISTRIBUTOR Pricing.

3. PAYMENT: For all orders, DISTRIBUTOR shall make a payment to NL of fifty percent (50%) of each purchase order by the DISTRIBUTOR. The remaining fifty percent (50%) of each purchase order will be made by the DISTRIBUTOR the day the products for said purchase order leaves the port for shipment to the DISTRIBUTOR. All DISTRIBUTOR payments to NL shall be in U.S. dollars and payable in accordance with this agreement.

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4. SHIPPING: DISTRIBUTOR shall be allowed to make their own shipping arrangements. If DISTRIBUTOR does not make its own shipping arrangements and NL provides shipping, DISTRIBUTOR will be responsible to pay for shipping cost incurred by NL. For the avoidance of doubt, DISTRIBUTOR shall be responsible to pay NL for any costs of shipping that are billed to NL by a third party. If NL provides shipping, NL will bill shipping costs on the Products order invoice.

5. COMPLIANCE: NL will provide DISTRIBUTOR with products and product specs that meet the legal requirements of the United States. The DISTRIBUTOR will review the products and product specs and advise NL on the legal requirement of the TERRIORTY, this would include, but not be limited to THC content, packaging, and flavor. Both parties shall agree in writing on product labeling and content prior to manufacturing. Once the DISTRIBUTOR signs off on the products and product specs to be delivered DISTRIBUTOR, the DISTRIBUTOR will be responsible for the full price of the purchase order.

6. CUSTOMER PRICING: DISTRIBUTOR and NL shall agree on an annual basis, or more frequently if required, as to the suggested retail price and suggested wholesale price at which DISTRIBUTOR shall offer the Products to its customers. NL will furnish to DISTRIBUTOR, promptly upon request, any and all authorizations that may be required by any governmental authority in connection with the sale and distribution of the Products in the Territory, provided that NL is responsible for obtaining or maintaining said authorizations.

7. RESALE TO WHOLESALERS: If DISTRIBUTOR desires to sell NL Products to a wholesaler, DISTRIBUTOR agrees to use NL’s suggested pricing for wholesalers.

8. PRODUCT QUALITY: NL warrants, represents and agrees that all shipments of the Products sold or shipped under this Agreement shall be of first quality, suitable human consumption, properly packaged, free from foreign matter, whether or not prejudicial to health, and will be packaged in conformity with applicable laws, regulations and requirements in effect within the Territory.

9. MARKETING MATERIALS: NL will provide marketing materials, display cases, and miscellaneous promotional items to DISTRIBUTOR at NL’s cost to DISTRIBUTOR. Should DISTRIBUTOR requests for marketing materials exceed reasonable amounts, NL, at its sole discretion, NL reserves the right to charge DISTRIBUTOR cost plus delta for excess marketing materials. DISTRIBUTOR shall not develop any marketing or product materials related to NL’s products without NL’s prior written approval. DISTRIBUTOR shall provide NL with annual marketing and advertising forecasts.

10. PREMIUM PLACEMENT: The Parties have a Shared goal to get premium placement at the retailers’ locations. Both NL and DISTRIBUTOR will work together to place a NL Product display case near cash registers. The Parties understand some retailers will not allow the premium placement but agree to cooperate in their best efforts to acquire retail premium placement for NL product display cases. DISTRIBUTOR shall provide NL with monthly updates on sales due to said premium placements as well as general monthly and yearly sales forecasts of the products.

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11. PREVENT PRODUCT IMITATION: DISTRIBUTOR shall immediately inform NL of any imitation products discovered by DISTRIBUTOR. DISTRIBUTOR shall assist NL in determining the source of the imitation product. Once the source is determined, NL shall promptly execute such documents and perform such acts as may be necessary to prevent any products labeled in imitation or simulation of the Products from being distributed in the Territory.

12. INTELLECTUAL PROPERTY: NL represents and warrants that it shall solely own or have a valid license in any patents, trademarks, trade names, trade dresses, logos, brand names, business names (or any translation or transliteration thereof) or any intellectual property used in accordance with the commercialization of the Products. NL indemnifies and holds harmless DISTRIBUTOR, its members, managers, owners and employees from and against any claims, order, penalty, interest, expenses (including attorney’s fees), judgments that due to or arising out of NL’s violating the foregoing representation and warranty. No intellectual property licenses of any sort are hereby granted to DISTRIBUTOR by NL other than a non-exclusive limited license to use the marketing materials and trademarks and logos as provided by NL to DISTRIBUTOR in marketing and selling the Products as set forth herein.

13. CONFIDENTIALITY: As used herein, the term “Proprietary Information” means any information, technical data, or know-how (including, but not limited to, information relating to products, software, services, development, inventions, processes, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one Party (the “Disclosing Party”) to the other (the “Recipient Party”) either directly or indirectly in any form whatsoever, including, but not limited to, in writing, in machine readable or other tangible form, orally or visually.

14. TERM: The term of this Agreement shall be for a period of (5) year commencing on the execution of this agreement and shall thereafter continue in effect unless either party shall notify the other of its intention to terminate this Agreement by giving at least twelve (12) months written notice prior to any specified termination date.

15. INDEPENDENT CONTRACTOR: DISTRIBUTOR is an independent contractor and is not and shall not be deemed to be an employee, joint venturer of NL for any purpose. DISTRIBUTOR acknowledges that NL has not granted it any authority to make changes to NL’s terms and conditions of sale, grant any warranties in excess of those extended by NL or limit its liabilities or remedies less than NL limits its liabilities and remedies, sign quotations, incur obligations (expressed or implied), or enter into contracts on behalf of NL or bind NL in any transaction with NLs, governmental agencies or third parties.

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16. ENTIRE AGREEMENT: This Agreement is the entire agreement between the parties, cannot be changed orally, and neither party has made any representations or promises to the other which are not expressed in this Agreement.

17. WAIVER: No waiver of a breach of the terms of this Agreement shall be effective unless made in writing, and no such waiver shall be deemed a waiver of any other existing or subsequent breach. No modification of this Agreement shall be of any effect unless set forth in writing.

18. APPLICABLE LAWS: All the provisions of this Agreement are made subject to all applicable laws, regulations, rules or requirements of the Government of the United States of America or agencies of said Government, and in the performance of this Agreement, each of the parties hereto agrees to comply therewith.

19. NOTICES: All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice", and with the correlative meaning "Notify") must be in writing and addressed to the other Party at its address set forth above (or to such other address that the receiving Party may designate from time to time in accordance with this Section).

20. SEVERABILITY: If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21. CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Nevada in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator or arbitrators shall be final and binding upon the parties hereto.

22. ARBITRATION: If arbitration is required to enforce or to interpret a provision of this Agreement, or otherwise arises with respect to the subject matter of this Agreement, the prevailing party shall be entitled, in addition to, other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including court costs and reasonable attorneys’ fees at trial, on appeal; and in connection with any petition for review.

23. ASSIGNMENT: This Agreement shall not be assigned by either party hereto without the express written consent of the other party.

24. HEADINGS: The headings set forth herein are for convenience of reference only and shall not be deemed to impair, enlarge or otherwise affect the substantive meaning of any provision to which such heading may relate.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Natures Life CBD s.r.o		RWB Health Inc.

By:	/s/ Katerina Limanova	By:	/s/ Gabriel Voinea
Name:	Katerina Limanova	Name:	Gabriel Voinea
Title:	Managing Director	Title:	President & CEO

PLEASE SEE ATTACHED CERTIFICATE

Safid Bakar
Notary Public
1/26/2026

This electronic notarial act involved a remote online appearance involving the use of communication technology.

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Natures Life CBD

Schedule A

Master DISTRIBUTOR Pricing

Item	FOB Cost	Wholesale SWP

10% 10ml Tincture Peppermint	____	____
10% 10ml Tincture Natural	____	____
10% 30ml Tincture Peppermint	____	____
10% 30ml Tincture Natural	____	____
30% 30ml Tincture Peppermint	____	____
30% 30ml Tincture Natural	____	____
5% 30ml Pet CBD	____	____
30 pack CBD Capsules	____	____
CBD Muscle Balm 3000mg	____	____

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All-Purpose Acknowledgement

State of    New York

County of    Kings    } ss.

On the  29  day of    JAN    in the year 20 26  before me, the undersigned personally appeared    KATERINA LIMANOVA    (Name of Signer) (and                                                           [Name of Additional Signer, if Any]), personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature of Notary Public Notary Public - State of New York Place Seal Below OR Complete Lines Below

Kaya Thompson, Notary Public
Name of Notary

KINGS
Name of County in Which Originally Qualified

12/20/2027
Commission Expiration Date

Name of County in Which Certificate of Official Character Filed (if required)

——————————————OPTIONAL——————————————

Though this section is optional, completing this information can deter alteration of the document or fraudulent re-attachment of this form to an unintended document.

Description of Attached Document

Title or Type of Document:                                 DISTRIBUTION AGREEMENT

Document Date:                                 JANUARY, 2026                                  Number of Pages:      6

Signer(s) Other Than Named Above: